UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 26, 2009

The X-Change Corporation
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

002-41703 (Commission File Number)	90-0156146 (IRS Employer Identification Number)

17120 N. Dallas Parkway, Ste. 235, Dallas, Texas  75248
Address of principal executive offices)

(972) 386-7360
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On May 26, 2009, the Company issued 51,000,000 shares of its $.001 par value common stock to K & D Equity Investments, Inc., a Texas corporation, pursuant to a Convertible Promissory Note.  The Note was originally issued to Melissa 364 CR, Ltd., and a portion was subsequently assigned to K & D.   The issuance was originally approved by the Board on December 9, 2008, but not accepted by K & D until May 26, 2009.

Item 5.01 Change of Control

As part of the referenced conversion and issuance of shares, the Company has had a complete change of control.  K & D Equity Investments, Inc., a Texas corporation, is now the majority owner of the Company.  Information required by Section 403(c) of Regulation S-K is provided herein.

K & D Equity Investments, Inc.’s sole officer and director is Michele Sheriff.  Ms. Sheriff is also its only shareholder.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

                On May 26, 2009, K & D Equity Investments, Inc., the owner of 51% of the Company’s outstanding common shares, elected Michele Sheriff as the Company’s sole director.  Ms. Sheriff will also serve as the Company’s President and Secretary.

Ms. Sheriff was Vice-President of Curado Energy Resources in Dallas, Texas from 2005 to 2009; Curado was a wholly owned subsidiary of Gulf Onshore, Inc. during 2008, and Ms. Sheriff served as a director and Secretary of Gulf Onshore from 2007 to 2009.  Prior to joining Curado, Ms. Sheriff was employed by AirGATE Technologies, Inc., which was a wholly owned subsidiary of the Company from 2004 to 2009.

        Ms. Sheriff has over 16 years sales and marketing experience developing customer relationships with Fortune 500 and national corporations. Ms. Sheriff was also the Texas and Louisiana Sales Rep for AirWALK Footwear, where she was responsible for significantly increasing a $100,000 sales territory to $5 million in sales in 24 months. After leaving AirWALK, Ms. Sheriff was a Sr. Account Manager for New Horizons Computer Learning Center, where she was responsible for bringing in new clients such as Southland Corporation, Boeing, Lockheed Martin, Frito Lay, Dr. Pepper, and the Tandy Corporation.

SIGNATURES

          Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

May 26, 2009	The X-Change Corporation

/s/ Michelle Sheriff
Michelle Sheriff, President